Exhibit 10.51

March 9, 2004

PERSONAL AND CONFIDENTIAL

Ms. Cinda A. Hallman

400 Southeast Fifth Avenue

Unit N-804

Boca Raton, Florida 33432

Dear Cinda:

The purpose of this letter agreement and general release (the “Agreement”) is to acknowledge, and set forth the terms of, our agreement with regard to your termination of employment with Spherion Corporation, its subsidiaries, affiliates, successors and assigns (the “Company”).

1.                                       Termination Date.  a)  You hereby confirm your resignation as a director of the Company and from employment with the Company effective as of April 10, 2004 (the “Termination Date”).  On and after the date hereof (the “Effective Date”), you will not be eligible for any benefits or compensation, other than as specifically provided herein.  In addition, effective as of the Termination Date, you hereby confirm your resignation from all offices, directorships, trusteeships, committee memberships and fiduciary capacities held with, or on behalf of, the Company or any benefit plans of the Company.  You further acknowledge and agree that, after the Termination Date, you will not represent yourself as being an employee, director, officer, trustee, agent or representative of the Company, for any purpose and will not make any public statements relating to the Company without the Company’s prior written consent, other than general statements relating to your position, title or experience with the Company, subject to the confidentiality provision under Section 5 of this Agreement and the non-disparagement provision under Section 7 of this Agreement and in no event shall you make any statements as an agent or representative of the Company.

b)                             No Right to Reinstatement.  You acknowledge and agree that the Company will not have an obligation to rehire you or to consider you for reemployment after the Termination Date.

2.                                       Severance Payments and Benefits; Other Deliveries.

a)                              Severance.  Subject to the remainder of this Section 2 and Sections 3, 5, 6, 7, 8, 9, 10, 12 and 13 and your material compliance with the terms of this Agreement, you will be entitled to receive:

Ms. Cinda Hallman

March 9, 2004

i)                                         Cash severance totaling $4,650,000, payable in two installments: the first installment of $1,550,000 shall be paid on October 10, 2004 and the second installment of $3,100,000 shall be paid on October 10, 2005; provided, however, that the Company shall have the right in its sole discretion to pay $2,800,000 on or prior to December 31, 2004 in lieu of the second installment.

ii)                                      Any vesting or service requirements with respect to any employee stock options and deferred stock units granted to you while you were an employee of the Company that are outstanding on the Termination Date and have not been exercised or received by you prior to the Termination Date shall be deemed satisfied on the Termination Date.  The employee stock options will terminate and expire on July 10, 2004 and will only be exercisable prior to such date; provided, however, that the nonqualified stock option granted on April 9, 2001 to purchase 357,628 shares of the Company’s common stock will terminate and expire on April 10, 2005 and will only be exercisable prior to such date.  Any stock options and deferred stock units granted to you in your capacity as a director prior to April 9, 2001 that are outstanding on the Termination Date shall be governed by the terms of such stock grant agreements and will only vest and be exercisable as provided therein.  You acknowledge and agree that you shall not be entitled to any reload of any stock option exercised on or after the Effective Date.

iii)                                   Reimbursement for expenses incurred by you in accordance with the Company’s policy but not reimbursed prior to the Termination Date.

iv)                                  During the  36 months following the Effective Date (the “Continuation Period”), the Company shall continue to keep in full force and effect for you all programs of medical, dental, vision, accident, disability, life insurance, including optional term life insurance, and other similar health or welfare programs with the same level of coverage, upon the same terms and otherwise to the same extent as such programs shall have been in effect with respect to you immediately prior to the Effective Date, and the Company and you shall share the costs of the continuation of such insurance coverage in the same proportion as such costs were shared immediately prior to the Effective Date or, if the terms of such programs do not permit continued participation by you (or if the Company otherwise determines it advisable to amend, modify or discontinue such programs for employees generally), the Company shall otherwise provide benefits substantially similar to and no less favorable to you in terms of cost or benefits than you were entitled to receive at the end of the period of coverage, for the duration of the Continuation Period.  All benefits which the Company is required by this Section 2(a)(iv) to provide, which will not be provided by the Company’s programs described herein, shall be provided through the purchase of insurance unless you are uninsurable.  If you are uninsurable, the Company will provide the benefits out of its general assets.  In the event you obtain other employment

Ms. Cinda Hallman

March 9, 2004

during the Continuation Period which provides health or welfare benefits of the type described in this Section 2(a)(iv) hereof (“Other Coverage”), then you shall notify the Company promptly of such other employment and Other Coverage and the Company shall thereafter not provide you the benefits described in this Section 2(a)(iv) hereof to the extent that such benefits are provided under the Other Coverage.  Under such circumstances, you shall make all claims first under the Other Coverage and then, only to the extent not paid or reimbursed by the Other Coverage, under the plans and programs described in this Section 2(a)(iv) hereof; provided, however, that if you are eligible for health plan benefits as part of such Other Coverage, the Company shall no longer be obligated to provide any continuing health plan benefits.  For the absence of doubt, each of you and the Company acknowledges that, during the Continuation Period, the Company’s obligation to provide benefits under this Section 2(a)(iv) shall be secondary to any health or welfare benefits to which you are or may become entitled pursuant to Medicare or any other government sponsored-program and primary to any health or welfare benefits to which you are or may become entitled as a retiree of E.I. duPont de Nemours and Company.  The Continuation Period shall run concurrently with the continuation period under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) and benefits provided pursuant to this Section 2(a)(iv) shall reduce and count against your rights under COBRA.

v)                                     If, at the expiration of the Continuation Period, you are receiving benefits pursuant to Section 2(a)(iv) hereof, then from the expiration of the Continuation Period until your sixty-fifth birthday (the “Supplemental Period”), you shall be entitled to be included in the Company’s medical program (but not any other component of the Company’s health program, including, without limitation, dental and vision care) as a supplement to any of your other retiree or government-sponsored coverage; provided, however, that you shall bear 100% of any premiums charged to an individual for such Company-provided medical coverage.  In the event you obtain other employment during the Supplemental Period which provides medical benefits of the type described in this Section 2(a)(v) hereof (“Other Medical Coverage”), then you shall notify the Company promptly of such other employment and Other Medical Coverage and, the Company shall thereafter not provide you the benefits described in this Section 2(a)(v) hereof.  For the absence of doubt, each of you and the Company acknowledges that, during the Supplemental Period, the Company’s obligation to provide benefits under this Section 2(a)(v) shall be secondary to any medical benefits to which you are or may become entitled pursuant to (A) Medicare or any other government sponsored-program or (B) as a retiree of E.I. duPont de Nemours and Company.

Ms. Cinda Hallman

March 9, 2004

b)                             Taxes.  The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as are required to be withheld (with respect to amounts payable hereunder or under any benefit plan or arrangement maintained by the Company) pursuant to any applicable law or regulation.

c)                              Excess Parachute Payment.  In the event any portion of your payments or benefits hereunder constitutes an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code (the “Code”) the provision of Exhibit B to your Employment Agreement dated as of April 9, 2001 (the “Employment Agreement”) shall apply thereto as if set forth in full herein.

d)                             Home Office Equipment; Personal Property.         The Company will transfer to you on the Termination Date ownership of and title to the computer, fax machine, printer and scanner that you currently hold at your home.  The Company will pack and deliver to your home, at its expense, artwork and other personal property owned by you but currently residing at the Company’s headquarters.

3.                                       Cooperation in Litigation and Investigations; Advisory Services.  On and after the Termination Date, (a) you shall cooperate with the Company and provide information as to matters which you were personally involved, or have information on, while you were a director, employee or officer of the Company and which become the subject of an action, investigation, proceeding, litigation or otherwise, upon reasonable notice, including, that you will testify as a witness in connection with such matters if requested by the Company to do so and (b) during the Continuation Period, you agree to provide, upon reasonable notice, advisory services to the Company on an as-requested and as-needed basis (in the sole discretion of the Company), but in any event no more than 20 hours per month, on the following matters:  (i) the selection of, and transition to, a new Chief Executive Officer of the Company; and (ii) implementation of the Company’s enterprise-wide information systems, so long as such cooperation or advisory services do not unduly interfere with your future employment or other business activities.  The Company shall reimburse you for all reasonable travel, lodging, telephone and similar expenses, as well as reasonable attorneys’ fees and disbursements, incurred in connection with any cooperation, consultation or advice rendered in connection with such cooperation or advisory services.

4.                                       Full Discharge.  You agree and acknowledge that the payments and benefits provided in Section 2 above and the other entitlements hereunder:  a) will be in full discharge of any and all liabilities and obligations of the Company to you, monetarily or with respect to employee benefits or otherwise, including, without limitation, any and all obligations arising under any alleged written or oral employment agreement, policy,

Ms. Cinda Hallman

March 9, 2004

plan or procedure of the Company and/or any alleged understanding or arrangement between you and the Company or any of its officers; and b) exceed any payment, benefit, or other thing of value to which you might otherwise be entitled but for this Agreement under any policy, plan or procedure of the Company or any prior agreement between you and the Company.

5.                                       Confidentiality.

a)                              Confidential Information.  You will not at any time (whether during or after your employment with the Company) disclose or use for your own benefit or purposes, or for the benefit or purpose of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise, any trade secrets, information, data, or other confidential information relating to customers, employees, job applicants, services, development programs, prices, costs, marketing, trading, investment, sales activities, promotion, processes, systems, credit and financial data, financing methods, plans, proprietary computer software, request for proposal documents, or the business and affairs of the Company generally, or of any affiliate of the Company.

b)                             Exception to Confidentiality.  You shall not be prohibited from divulging information deemed to be trade secret or confidential or proprietary information of the Company or any affiliate of the Company if: (i) the specific item of information becomes generally available to the public without violation of this Agreement or any other duty of confidentiality by you; (ii) if such disclosure is compelled by law, in which event, to the extent lawful and practicable, you agree to (x) give the Company prior written notice of any disclosure to be made pursuant to this subsection (ii) promptly after receiving a request for such disclosure, and (y) at the Company’s expense, cooperate fully with the Company to obtain protective orders, confidential treatment or other such protective action as may be available to preserve the confidentiality of the information required to be disclosed, or (iii) to protect your rights hereunder.

c)                                      Return of Records.  You expressly covenant that, by the Termination Date, you will have returned to the Company all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom (whether in written, printed, electronic or other form), in any way relating to the business of the Company and its affiliates, provided, however,  that you may retain copies of your records of addresses and phone numbers such as “rolodex” files, calendars, day planners, employment-related documents, benefit plan documents and election forms, performance evaluations and health evaluations.  Thereafter, in the event that you learn of any property of the Company to be in your custody, you will promptly return such property to the Company.

Ms. Cinda Hallman

March 9, 2004

6.                                       Covenant Not To Compete.  You agree that during the one (1) year period commencing on the Termination Date, you shall not, anywhere in the world:

a)                              Engage in any business, whether as an employee, consultant, partner, principal, agent, representative or stockholder (other than as a stockholder of less than a 1% equity interest in any publicly held company) or in any other corporate or representative capacity with any other business, whether in corporate, proprietorship, or partnership form or otherwise, where such business is engaged in any activity that competes with the business of the Company or its affiliates as conducted on the Termination Date or during the 180-day period prior thereto, or that will compete with any proposed business activity of the Company in the planning stage on such date or during such period; provided, however, that this Section 6(a) shall not prohibit you from providing services to a consulting, accounting or similar service firm provided that a majority of such firm’s clients are not competitors of the Company or its affiliates and provided further that you do not so provide services, directly or indirectly, for any company or other business entity that at any time during such period is a direct competitor of the Company or its affiliates;

b)                             solicit business from, or perform services for, or induce others to perform services for, any company or other business entity which at any time during the one (1) year period immediately preceding the Termination Date was a client of the Company or its affiliates, in each case of the type then currently provided by the Company; or

c)                              offer, or cause to be offered, employment with any business, whether in corporate, proprietorship, or partnership form or otherwise, either on a full-time, part-time or consulting basis, to any person who was employed by the Company or its affiliates or for whom the Company or its affiliates performed outplacement services, in either case at any time during the one (1) year period immediately preceding the Termination Date.

For purposes of this Agreement, affiliates of the Company include subsidiaries 50% or more owned by the Company and the Company’s franchisees and licensees.

7.                                       Non-Disparagement.

a)                              Protected Group.  You shall not act to damage the Company or its affiliates or the Company’s or its affiliates’ reputation or disparage the Company or its affiliates or their respective past or present officers, directors or employees (collectively, the “Protected Group”), provided that the foregoing shall not apply to truthful statements made in compliance with legal process, governmental inquiry or to defend your legal rights.

Ms. Cinda Hallman

March 9, 2004

b)                             Company Obligations.  Neither the Company nor any of its affiliates, nor any then director, officer or senior-level executive of the Company or any of its affiliates, shall act to damage you or your reputation, disparage you or intentionally criticize you or your performance with the Company, provided that the foregoing shall not apply to truthful statements made in compliance with legal process, governmental inquiry or as required by legal filing or disclosure requirements or to defend the legal rights of any member of the Protected Group.

8.                                       Equitable Relief and Other Remedies; Reformation; Consideration.

a)                              Each party acknowledges and agrees that its remedies at law for a breach or threatened breach of any of the provisions of Sections 5, 6, and 7 would be inadequate and, in recognition of this fact, each party agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the affected party, after the posting of a reasonable bond under Florida law, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.  Such remedies shall be cumulative and not exclusive and shall be in addition to whatever other rights or remedies the affected party shall have for damages for a breach of any of the covenants or agreements contained in this Agreement.  Notwithstanding anything herein to the contrary, both parties hereby expressly reserve the right to seek damages and other economic remedies for breach of any of the covenants or agreements contained in this Agreement.

b)                             If the provisions of Sections 5, 6 and 7 would otherwise be determined invalid or unenforceable by a court of competent jurisdiction, such court shall exercise its discretion in reforming the provisions of such Sections to the end that each party be subject to such restrictive covenant, reasonable under the circumstances, enforceable by the affected party.

c)                              The consideration for this Agreement, including without limitation the release and your covenants contained in Sections 5, 6 and 7, the sufficiency of which is hereby acknowledged, was the Company’s agreement to employ you and provide compensation and benefits pursuant to the Employment Agreement and the Company’s agreement herein to provide you with the consideration provided by this Agreement.

9.                                       Executive’s Release.  a)  For and in consideration of the payments to be made and the promises set forth in this Agreement, you, for yourself and for your heirs, dependents, executors, administrators, trustees, legal representatives and assigns (collectively referred to as “Releasors”), hereby forever release, waive and discharge the

Ms. Cinda Hallman

March 9, 2004

Company, employee benefit and/or pension plans or funds, insurers, successors and assigns, and all of its or their past, present and/or future officers, trustees, agents, attorneys, employees, fiduciaries, trustees, administrators and assigns, whether acting as agents for the Company or in their individual capacities (collectively referred to as “Releasees”), from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever, whether known or unknown, which Releasors ever had, now have, or hereafter may have against Releasees by reason of any actual or alleged act, omission, transaction, practice, policy, procedure, conduct, occurrence, or other matter up to and including the date of your execution of this Agreement, including without limitation, those in connection with, or in any way related to or arising out of, your employment, service as a director, service as a trustee, service as a fiduciary or termination of any of the foregoing with the Company or any other agreement, understanding, relationship, arrangement, act, omission or occurrence, with the Company or other claims.

b)                             Without limiting the generality of the foregoing, this Agreement is intended and shall release the Releasees from any and all claims, whether known or unknown, which Releasors ever had, now have, or may hereafter have against the Releasees including, but not limited to,  (i) any claim of discrimination or retaliation under the Age Discrimination in Employment Act (“ADEA”) 29 U.S.C. Section 621 et seq., Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (excluding claims for accrued, vested benefits under any employee benefit plan of the Company in accordance with the terms and conditions of such plan and applicable law) or the Family and Medical Leave Act; (ii) any claim under the Florida Civil Rights Act of 1992 (formerly known as the Human Rights Act of 1977), the Florida Equal Pay Law, the Florida Aids Act, the Florida Whistle Blower Law and waivable rights under the Florida Constitution; (iii) any other claim (whether based on federal, state or local law or ordinance statutory or decisional) relating to or arising out of your employment, the terms and conditions of such employment, the termination of such employment and/or any of the events relating directly or indirectly to or surrounding the termination of such employment, and/or any of the events relating directly or indirectly to or surrounding the termination of that employment, including, but not limited, breach of contract (express or implied), tort, wrongful discharge, detrimental reliance, defamation, emotional distress or compensatory or punitive damages; and (iv) any claim for attorney’s fees, costs, disbursements and the like.

c)                              You agree that you will not, from any source or proceeding, seek or accept any award or settlement with respect to any claim or right covered by Section 9(a) or (b) above, including, without limitation, any source or proceeding involving any person or entity, the United States Equal Employment Opportunity Commission or other similar federal or state agency.  Except as

Ms. Cinda Hallman

March 9, 2004

otherwise required by law, you further agree that you will not, at any time hereafter, commence, maintain, prosecute, participate in as a party, permit to be filed by any other person on your behalf (to the extent it is within your control or permitted by law), or assist in the commencement or prosecution of as an advisor, witness (unless compelled by legal process or court order) or otherwise, any action or proceeding of any kind, judicial or administrative (on your own behalf, on behalf of any other person and/or on behalf of or as a member of any alleged class of persons) in any court, agency, investigative or administrative body against any Releasee with respect to any actual or alleged act, omission, transaction, practice, conduct, occurrence or any other matter up to and including the date of your execution of this Agreement which you released pursuant to Section 9(a) or (b) above.  You further represent that, as of the date you sign this Agreement, you have not taken any action encompassed by this Section 9(c).  If, notwithstanding the foregoing promises, you violate this Section 9(c), you will indemnify and hold harmless Releasees from and against any and all demands, assessments, judgments, costs, damages, losses and liabilities and attorneys’ fees and other expenses which result from, or are incidents to, such violation.  Notwithstanding anything herein to the contrary, this Section 9(c) shall not apply to any claims that you may have under the ADEA and shall not apply to the portion of the release provided for in Section 9(a) or (b) relating to the ADEA.

(d)                                 The sole matters to which the release and covenants in this Section 9 do not apply are:  (i) your rights of indemnification and coverage under directors’ and officers’ liability insurance to which you were entitled immediately prior to the Termination Date under the Company’s By-laws, the Company’s Certificate of Incorporation, Section 16 of the Employment Agreement or otherwise with regard to your service as an officer and director of the Company (which protections shall continue to apply to any advisory services you perform pursuant to Section 3 hereof); (ii) rights under any tax-qualified pension plan maintained by the Company or under ERISA; (iii) rights under this Agreement; or (iv) if applicable, your general rights as a common stockholder of the Company.

10.                                 Supplemental Release.  On the Termination Date, you agree to deliver to the Company an executed Supplemental General Release in the form annexed hereto as Exhibit A (the “Supplemental General Release”).  If you do not execute and timely deliver the Supplemental General Release (or, if you timely deliver the Supplemental General Release but revoke such release prior to the eighth day after its execution), this Agreement and the Supplemental General Release will be null and void and of no further force or effect, provided, however, that (a) the Employment Agreement shall remain in full force and effect and (b) notwithstanding anything to the contrary contained herein, your termination of employment from the Company without cause as of the Effective Date and your resignation as a director as of the Termination Date shall remain in full force and effect.

Ms. Cinda Hallman

March 9, 2004

11.                                 Company’s Release.  The Company hereby releases waives, discharges and gives up any and all rights which it may have against you arising out of  your employment with the Company or termination therefrom or during your tenure and in your roles (or prior roles) as Chief Executive Officer, President or director, or the circumstances related thereto or by reason of any other matter, cause or thing whatsoever from the first date of your employment or holding of any such office or position to the Termination Date, provided however, notwithstanding the generality of the foregoing, nothing herein will be deemed to release you from any of your acts or omissions involving or arising from fraud or criminal activity.

12.                                 Company Policies, Plans and Programs.

Whenever any rights under this Agreement depend on the terms of a policy, plan or program established or maintained by the Company, any determination of these rights shall be made on the basis of the policy, plan or program in effect at the time as of which the determination is made.  No reference in this Agreement to any policy, plan or program established or maintained by the Company shall preclude the Company from prospectively or retroactively changing or amending or terminating that policy, plan or program or adopting a new policy, plan or program in lieu of the then-existing policy, plan or program.

13.                                 Confidentiality of Agreement.

a)                              By You.  The existence, terms, and conditions of this Agreement are and will be deemed to be fully confidential and will not be disclosed by you to any other person or entity (other than the fact that an amicable agreement has been reached), except: (i) as may be required by law; (ii) from and after this Agreement’s having been filed by the Company as a publicly-available document with the Securities Exchange Commission or any other public entity, or otherwise made publicly-available by the Company; (iii) to your accountant, tax planner or preparer, financial planner or estate planner to the extent necessary to prepare your tax returns or engage in financial or estate planning; or (iii) to your spouse, the trustees of any trusts of which you are the grantor, your executor and/or personal representative and/or your attorneys, provided that, to the maximum extent permitted by law, you give to each such person to whom disclosure is made notice of the confidentiality provisions of this Agreement, and each agrees to keep the existence, terms and conditions of this Agreement fully confidential.  You further agree not to solicit or initiate any demand by others not party to this Agreement for any disclosure of the existence, terms or conditions of this Agreement.

Ms. Cinda Hallman

March 9, 2004

b)                             By the Company..  The Company agrees to maintain the existence, terms and conditions of this Agreement fully confidential and will not disclose the terms of this Agreement (other than the fact that an amicable agreement has been reached) to any person other than its attorneys or accountants, except as set forth herein.

c)                              Disclosure.  You agree that this Agreement may be used by you or the Company only as evidence in a subsequent proceeding in which either you or the Company alleges a breach of this Agreement.  You further agree that this Agreement otherwise will not be filed with a court or used for any other purpose.  Notwithstanding anything herein to the contrary, you acknowledge that the existence, terms and conditions of this Agreement may be disclosed by the Company to its board of directors, auditors, or others who have a need to know for business reasons, or to the extent required by law, including, without limitation, as required by legal filing or disclosure requirements, or as otherwise advised by the Company’s legal counsel.

d)                             Response to Inquiries.   The Company agrees to direct any inquiries regarding your termination of employment only to Steven Elbaum, Roy Krause, Mark Smith, Teri Miller and Kip Havel or any of their successors (each an “Authorized Spokesperson”) for a response, and that such persons shall respond to any such inquiries only to the extent consistent with the mutually-agreed upon press release announcing your retirement from the Company, a copy of which is attached hereto.  In the event that any other person or entity seeks a reference with respect to you, (i) the Company will promptly notify you of such inquiry, (ii) such inquiry will be directed only to the Authorized Spokesperson, and (iii) such Authorized Spokesperson shall provide only the dates of your employment, positions held by you at the Company and compensation unless otherwise authorized by you to provide any additional information or evaluation regarding your performance.

14.                                 Resolution of Disputes.

a)                              Except as set forth in Section 14(b), the parties shall submit any claim, demand, dispute, charge or cause of action (in any such case, a “Claim”) arising out of, in connection with, or relating to this Agreement to binding arbitration in conformance with the J*A*M*S/ENDISPUTE Streamlined Arbitration Rules and Procedures or the J*A*M*S/ENDISPUTE Comprehensive Arbitration Rules and Procedures, as applicable, but expressly excluding Rule 28 of the J*A*M*S/ ENDISPUTE Streamlined Rules and Rule 33 of the J*A*M*S/ENDISPUTE Comprehensive Rules, as the case may be.  All arbitration procedures shall be held in Fort Lauderdale, Florida and shall be subject to the choice of law provisions set forth in Section 15 of this Agreement.

Ms. Cinda Hallman

March 9, 2004

b)                             In the event of any dispute arising out of or relating to this Agreement for which any party is seeking injunctive relief, specific performance or other equitable relief, such matter may be resolved by litigation.  Accordingly, the parties shall submit such matter to the exclusive jurisdiction of the United States District Court for the Southern District of Florida or, if jurisdiction is not available therein, any other court located in Broward County, Florida, and hereby waive any and all objections to such jurisdiction or venue that they may have.  Each party agrees that process may be served upon such party in any manner authorized under the laws of the United States or Florida, and waives any objections that such party may otherwise have to such process.

15.                                 Miscellaneous.

a)                              Entire Agreement.  This Agreement, including its exhibits and schedules,  represents the complete understanding between you and the Company and supersedes any and all other agreements between the parties, including without limitation, the Employment Agreement as well as any memorandums, letters or other agreements regarding your employment or separation from the Company, provided, however, that (i) to the extent specific provisions or exhibits of the Employment Agreement have been expressly incorporated herein by reference, such provisions or exhibits shall continue to apply, and (ii) Section 29 of the Employment Agreement shall continue to apply to any payment provided for in this Agreement, except as specifically set forth in Sections 2(a)(iv) and (v) of this Agreement.  For avoidance of doubt, the parties hereby agree that, except as set forth above, the Employment Agreement is hereby cancelled in its entirety as of the date hereof and that the terms of this Agreement shall govern the relationship between the parties.  No other promises or agreements will be binding unless in writing and signed by you and the Company.

b)                             Governing Law.  Except as it may be preempted by ERISA, this Agreement will be construed and enforced in accordance with the procedural and substantive laws of the State of Florida without regard to any otherwise applicable principles of conflicts of law.

c)                              Severability.  If, at any time after the execution of this Agreement, any provision of this Agreement will be held to be illegal or unenforceable by a court of competent jurisdiction, solely such provision will be of no force or effect.  Except with respect to claims under the ADEA, if you seek to challenge the validity of or otherwise vitiate this Agreement, you will, as a precondition, be required to repay the Company all amounts paid to you by the Company pursuant to this Agreement and, if applicable, the Company will not be required

Ms. Cinda Hallman

March 9, 2004

to make any additional payments.  For the absence of doubt, the assertion by you of a claim arising out of, or any attempt by you to enforce, this Agreement, or any challenge by you to the Company’s interpretation of any provision of this Agreement shall not constitute a challenge to the validity of, or an attempt to vitiate, this Agreement.

d)                             Successors and Assigns.  This Agreement is binding upon, and will inure to the benefit of, you and the Company and your and its respective heirs, executors, legatees, legal administrators, transferees, administrators, successors and assigns.

e)                                      Counterparts.  This Agreement may be executed in one or more counterparts, including by facsimile signatures, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

f)                                        Notices.    All communications with respect hereto shall be in writing and shall be delivered by hand, sent prepaid by express mail or sent by the United States post, certified, postage prepaid, return receipt requested, to the following addresses:

If to the Company, then to

General Counsel’s office

2050 Spectrum Boulevard

Fort Lauderdale, Florida 33309

With copy (not constituting notice) to:

Andrea S. Rattner, Esq.

Proskauer Rose LLP

1585 Broadway

New York, NY 10036

If to you, then to:

Cinda Hallman

400 SE 5th Avenue, North 804

Boca Raton, FL 33432-5523

Ms. Cinda Hallman

March 9, 2004

With copy (not constituting notice) to:

Jerry L. Shulman, Esq.

Williams & Connolly LLP

725 12th Street, NW

Washington, DC, 20005

g)                                     Captions and Section Headings.  Captions and section headings used herein are for convenience and are not part of this Agreement and will not be used in construing it.

h)                                     Authorization by the Company.  The Company represents and warrants to you that the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and that all corporate action required to be taken by the Company for the execution, delivery and performance of this Agreement has been duly and effectively taken.

i)                                         Further Assurances.  Each party hereto shall execute such additional documents, and do such additional things, as may reasonably be requested by the other party to effectuate the purposes of this Agreement.

16.                                 Acknowledgement.  You are hereby advised by the Company, and acknowledge that you have been so advised in writing, to consult independent legal counsel of your choice before signing this Agreement.  You further acknowledge that you have had the opportunity to consult independent legal counsel and to consider the terms of this Agreement.  You further acknowledge that you have carefully read this Agreement in its entirety; that you have had an adequate opportunity to consider it and to consult with any advisors of your choice about it; that you have had the opportunity to consult independent legal counsel of your choice who has answered to your satisfaction all questions you had regarding this Agreement; that you understand all the terms of this Agreement and their significance; that you knowingly and voluntarily assent to all the terms and conditions contained herein; and that you are signing this Agreement voluntarily and of your own free will.

[remainder of page intentionally left blank; signatures appear on the next page]

Ms. Cinda Hallman

March 9, 2004

If this Agreement is acceptable to you, please sign the enclosed duplicate original and return the signed Agreement to me.  Again, we thank you for all of your contributions to the Company and wish you the best of luck in all of your future endeavors.

SPHERION CORPORATION

		By:	/s/ Lisa G. Iglesias
Lisa G. Iglesias, Senior Vice President

Accepted and Agreed to:

By	: /s/ Cinda A. Hallman
Cinda A. Hallman

Dated: March 9, 2004

Exhibit A

Supplemental General Release

To:                              Spherion Corporation

2050 Spectrum Boulevard

Fort Lauderdale, Florida 33309

Attention:  Lisa G. Iglesias

1.                                       I hereby acknowledge receipt of the letter agreement, dated March 9, 2004 between Spherion Corporation (the “Company”) and me (the “Letter Agreement”); and I further acknowledge that the payments and benefits provided in Section 2 of the Letter Agreement and the other entitlements thereunder exceed any payment, benefit, or other thing of value to which I might otherwise be entitled under any policy, plan or procedure of the Company or any prior agreement between me and the Company.

2.                                       I further acknowledge that my employment with the Company will terminate on April 10, 2004 (the “Termination Date”), that the Company will not have an obligation to rehire me or to consider me for reemployment after the Termination Date and that my employment with the Company is permanently and irrevocably severed.

3.                                       (a)                                  For and in consideration of the payments to be made and the promises set forth in the Letter Agreement, I, for myself and for my heirs, dependents, executors, administrators, trustees, legal representatives and assigns (collectively referred to as “Releasors”), hereby forever release, waive and discharge the Company, employee benefit and/or pension plans or funds, insurers, successors and assigns, and all of its or their past, present and/or future officers, trustees, agents, attorneys, employees, fiduciaries, trustees, administrators and assigns, whether acting as agents for the Company or in their individual capacities (collectively referred to as “Releasees”), from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever, whether known or unknown, which Releasors ever had, now have, or hereafter may have against Releasees by reason of any actual or alleged act, omission, transaction, practice, policy, procedure, conduct, occurrence, or other matter up to and including the date of my execution of this Supplemental General Release, including without limitation, those in connection with, or in any way related to or arising out of, my employment, service as a director, service as a trustee, service as a fiduciary or termination of any of the foregoing with the Company or any other agreement, understanding, relationship, arrangement, act, omission or occurrence, with the Company or other claims.

(b)                                 Without limiting the generality of the foregoing, this Supplemental General Release is intended and shall release the Releasees from any and all claims, whether known or unknown, which Releasors ever had, now have, or may hereafter have against the Releasees including, but not limited to,  (i) any claim of discrimination or retaliation under the Age Discrimination in Employment Act (“ADEA”) 29 U.S.C. Section 621 et seq., Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (excluding claims for accrued, vested benefits under any employee benefit plan of the Company in accordance with the terms and conditions of such plan and applicable law)

or the Family and Medical Leave Act; (ii) any claim under the Florida Civil Rights Act of 1992 (formerly known as the Human Rights Act of 1977), the Florida Equal Pay Law, the Florida Aids Act, the Florida Whistle Blower Law and waivable rights under the Florida Constitution; (iii) any other claim (whether based on federal, state or local law or ordinance statutory or decisional) relating to or arising out of my employment, the terms and conditions of such employment, the termination of such employment and/or any of the events relating directly or indirectly to or surrounding the termination of such employment, and/or any of the events relating directly or indirectly to or surrounding the termination of that employment, including, but not limited, breach of contract (express or implied), tort, wrongful discharge, detrimental reliance, defamation, emotional distress or compensatory or punitive damages; and (iv) any claim for attorney’s fees, costs, disbursements and the like.

(c)                                  I agree that I will not, from any source or proceeding, seek or accept any award or settlement with respect to any claim or right covered by Section 3(a) or (b) above, including, without limitation, any source or proceeding involving any person or entity, the United States Equal Employment Opportunity Commission or other similar federal or state agency.  Except as otherwise required by law, I further agree that I will not, at any time hereafter, commence, maintain, prosecute, participate in as a party, permit to be filed by any other person on my behalf (to the extent it is within my control or permitted by law), or assist in the commencement or prosecution of as an advisor, witness (unless compelled by legal process or court order) or otherwise, any action or proceeding of any kind, judicial or administrative (on my own behalf, on behalf of any other person and/or on behalf of or as a member of any alleged class of persons) in any court, agency, investigative or administrative body against any Releasee with respect to any actual or alleged act, omission, transaction, practice, conduct, occurrence or any other matter up to and including the date of my execution of this Supplemental General Release which I released pursuant to Section 3(a) or (b) above.  I further represent that, as of the date I sign this Supplemental General Release, I have not taken any action encompassed by this Section 3(c).  If, notwithstanding the foregoing promises, I violate this Section 3(c), I will indemnify and hold harmless Releasees from and against any and all demands, assessments, judgments, costs, damages, losses and liabilities and attorneys’ fees and other expenses which result from, or are incidents to, such violation.  Notwithstanding anything herein to the contrary, this Section 3(c) shall not apply to any claims that I may have under the ADEA and shall not apply to the portion of the release provided for in Section 3(a) or (b) relating to the ADEA.

(d)                                 The sole matters to which the release and covenants in this Section 3 do not apply are:  (i) my rights of indemnification and coverage under directors’ and officers’ liability insurance to which I was entitled immediately prior to the Termination Date under the Company’s By-laws, the Company’s Certificate of Incorporation, Section 16 of my Employment Agreement dated as of April 9, 2001 or otherwise with regard to my service as an officer and director of the Company (which protections shall continue to apply to any advisory services I perform pursuant to Section 3 of the Letter Agreement); (ii) rights under any tax-qualified pension plan maintained by the Company or under ERISA; (iii) rights under the Letter Agreement; or (iv) my general rights as a common stockholder of the Company.

4.                                       Governing Law; Enforceability.  The interpretation of this Supplemental General Release will be construed and enforced in accordance with the procedural and substantive laws of the State of Florida without regard to any otherwise applicable principles of conflicts of law.  If, at any time after the execution of this Supplemental General Release, any provision of this Supplemental General Release will be held to be illegal or unenforceable by a court of competent jurisdiction, solely such provision will be of no force or effect.

5.                                       Acknowledgement.  I acknowledge that I have been advised by the Company in writing to consult independent legal counsel of my choice before signing this Supplemental General Release.  I further acknowledge that I have had the opportunity to consult independent legal counsel and to consider the terms of this Supplemental General Release for a period of at least 21 days.  I further acknowledge that I have carefully read this Supplemental General Release in its entirety; that I have had an adequate opportunity to consider it and to consult with any advisors of my choice about it; that I have had the opportunity to consult independent legal counsel of my choice who has answered to my satisfaction all questions I had regarding this Supplemental General Release; that I understand all the terms of this Supplemental General Release and their significance; that I knowingly and voluntarily assent to all the terms and conditions contained herein; and that I am signing this Supplemental General Release voluntarily and of my own free will.

6.                                       Effective Date.  I further acknowledge that this Supplemental General Release will become effective on the later of April 10, 2004 and the eighth day following my execution of this Supplemental General Release (either, the “Effective Date”).  I may at any time prior to the Effective Date revoke this Supplemental General Release by delivering written notice of revocation to: the Company at 2050 Spectrum Boulevard, Fort Lauderdale, Florida 33309, to the attention of the General Counsel.  In the event that I revoke this Supplemental General Release prior to the eighth day after its execution, this Supplemental General Release and the promises contained in the Letter Agreement, will automatically be null and void.  If the last day of the revocation period falls on a Saturday, Sunday or holiday, the last day of the revocation period will be deemed to be the next business day.

7.                                       Entire Agreement.  I understand that this Supplemental General Release and the Letter Agreement constitute the complete understanding between the Company and me and that no other promises or agreements will be binding unless in writing and signed by me and the Company.

By:	/s/ Cinda A. Hallman
Cinda A. Hallman

Dated: March 19, 2004